EXHIBIT 1

News Release

PartnerRe Ltd. Reports Record Third Quarter 2003 Results

  Net Income of $2.08 per share; Operating Earnings of $1.75 per share
  Net Premium Written Growth of 30%
  Annualized Net Income ROE of 25%; Annualized Operating ROE of 21%
  Record Book Value per Share of $40.53, a 19% increase YTD for 2003

PEMBROKE, Bermuda, November 3, 2003 -- PartnerRe Ltd. (NYSE:PRE) today reported record results for the third quarter of 2003.

PartnerRe President & Chief Executive Officer, Patrick Thiele, commented, “We had another exceptional quarter, with continued strong premium and book value growth, and an annualized operating return on equity of 21% for the quarter and 19% year-to-date. We are confident that based on the results to date in 2003, and barring any unusually large loss events in the fourth quarter, we will exceed the ambitious targets we set for ourselves in 2003.”

Summary unaudited consolidated financial data for the period is set out below.

U.S.$ thousands (except per share amounts)	Three months ended September 30		Nine months ended September 30
	2003	2002	2003	2002
Net Premiums Written	$743,525	$570,108	$2,817,132	$1,957,881
Net Premiums Earned	$888,211	$631,937	$2,557,295	$1,677,079
Non-life Combined Ratio	94.6%	112.0%	93.9%	100.5%
Net Income (Loss)	$116,865	$(27,935)	$363,150	$101,910
Net Income (Loss) per share (a)	$2.08	$(0.65)	$6.30	$1.68
Net Operating Earnings (Loss) (a)	$94,656	$(28,159)	$259,783	$109,948
Net Operating Earnings (Loss) per share (a)	$1.75	$(0.56)	$4.83	$2.13

(a)	Net income per share is defined as net income available to common shareholders divided by the number of fully diluted shares. As the effect of dilutive securities would have been anti-dilutive in the third quarter of 2002, the fully diluted per share figures for that period were compiled using the basic weighted average number of common shares outstanding. Net income available to common shareholders is defined as net income less preferred dividends. Net operating earnings is net income available to common shareholders excluding after-tax net realized gains/losses on investments. Per share results are on a fully-diluted basis.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

For the three months ended September 30, 2003, net income was $116.9 million, or $2.08 per share on a fully diluted basis. Net income includes a net after-tax realized gain on investments of $17.4 million or $0.33 per share. Net losses for the third quarter of 2002, including a net after-tax realized loss on investments of $4.8 million or $0.09 per share, were $27.9 million or $0.65 per share. Results in the third quarter of 2002 were impacted by a $120 million pre-tax loss from the floods in Europe.

Operating earnings for the third quarter of 2003 were $94.7 million or $1.75 per share on a fully diluted basis. Operating earnings exclude net realized investment gains or losses and are calculated after payment of preferred dividends. This compares to operating losses of $28.2 million, or $0.56 per share for the third quarter of 2002.

Net premiums written for the third quarter of 2003 were $743.5 million, a 30% increase over the comparable period in 2002. Total revenues increased 40% in the quarter to $969.6 million, including $888.2 million of net premiums earned – an increase of 41%; net investment income of $65.4 million – an increase of 9%; and net realized investment gains of $13.1 million. For the third quarter of 2002, revenues were $694.5 million, with $631.9 million of net premiums earned, net investment income of $60.2 million, and net realized investment gains of $0.8 million.

For the nine months ended September 30, 2003, net premiums written were $2.8 billion, an increase of 44% from the same period in the prior year. Net income was $363.2 million or $6.30 per share. Net income for the period includes a net after-tax realized gain on investments of $78.9 million or $1.47 per share. Operating earnings were $259.8 million or $4.83 per share on a fully diluted basis. Net income for the first nine months of 2002 was $101.9 million, or $1.68 per share after net after-tax realized losses of $23.0 million or $0.45 per share. Operating earnings for the same period in 2002 were $109.9 million or $2.13 per share on a fully diluted basis. Total revenues for the first nine months of 2003 were $2.8 billion compared to $1.8 billion in 2002.

At September 30, 2003, total assets were $10.7 billion, total capitalization was $3.1 billion, and total shareholders’ equity was $2.5 billion. This compares to total assets of $8.7 billion, total capitalization of $2.7 billion, and total shareholders’ equity of $2.1 billion at December 31, 2002. Book value per common share was $40.53 on a fully diluted basis, compared to $34.02 per share at December 31, 2002, representing an increase of 19% for the first nine months of 2003.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

Separately, the Company announced that the Board of Directors declared a regular quarterly dividend of $0.31 per share, payable on December 1, 2003, to common shareholders of record on November 21, 2003, with the stock trading ex-dividend commencing November 19, 2003.

Results of Operations

“Growth in net written premiums during the quarter was greater than anticipated, representing a 30% increase over the third quarter of 2002,” said Mr. Thiele. “While 5% of the premium growth achieved during the third quarter is directly attributable to continued weakness in the US dollar, we nevertheless continue to benefit from excellent opportunities in those areas which we believe will provide superior returns.

“Our Non-Life segment performed well overall with a combined ratio of 94.6%. We continue to consistently apply our reserving philosophy across both the Company as a whole and within individual sub-segments. Overall, revisions to estimates of ultimate liabilities for prior years were insignificant. However, we did respond to loss emergence in individual subsegments. This led to increases in estimates of prior year losses in both the U.S. and Global Property and Casualty sub-segments, and a reduction in loss estimates in Worldwide Specialty.

“In the Life segment, our strong market position continued to provide us with excellent opportunities in the European life business, with net premiums written up 80% in the quarter over the comparable period in 2002. We continue to see our growing Life book as an important component of our diversified portfolio.”

Results by Segment

The Non-Life segment reported net premiums written of $682.9 million for the third quarter, an increase of 27%, reflecting growth in most lines of business within the segment. The Non-Life technical result increased to $102.9 million compared to a loss of $33.8 million for the same period in the prior year. The combined ratio was 94.6% for the third quarter compared to 112.0% for the same period in 2002, which was adversely impacted by the floods in Europe. For the first nine months of 2003, Non-Life net premiums written were $2.6 billion, representing an increase of 41% over the first nine months of 2002. The Non-Life technical result was $303.9 million compared to $99.8 million for the comparable period in 2002. The nine-month combined ratio was 93.9% for 2003, compared to 100.5% for 2002.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

The U.S. Property and Casualty business, which represented approximately 27% of total net premiums written for the quarter, reported net premiums written of $198.6 million, a 59% increase over the prior year’s third quarter, with substantial growth in the casualty business. Net premiums earned increased 50% during the quarter when compared to the same period in 2002. The technical result for the third quarter was a loss of $6.0 million compared to a loss of $8.3 million in the third quarter of 2002. The technical ratio for this segment was 102.8%, compared to 105.8% in the third quarter of 2002. Our results include an increase of approximately $20 million in the Company’s estimate of ultimate liabilities for prior years, in light of loss emergence during the quarter. This revision affected a number of lines, with the largest portion in casualty. For the nine-month period, net premiums written increased 55% to $737.6 million, with a technical ratio of 98.1% as compared to 101.1% for the prior year period. The nine-month technical result increased to $12.0 million in 2003 from a loss of $4.5 million in 2002.

The Global (Non-U.S.) Property and Casualty business, which represented approximately 22% of total net premiums written, reported net premiums written of $165.0 million for the third quarter of 2003, an 18% increase over the prior year, with the strongest growth in the property business. Net premiums earned during the quarter increased 28%. The technical result for the third quarter was a loss of $26.8 million compared to a loss of $19.3 million in 2002. We have revised upward our estimate of prior year losses by approximately $6 million, primarily due to a more conservative outlook on European motor business. The technical ratio for this segment was 113.8% compared to 112.8% for the same period in 2002. For the nine-month period, net premiums written increased 46% to $655.4 million with a technical ratio of 99.8% as compared to 103.3% for the first nine months of 2002. The nine-month technical result increased to $1.4 million in 2003 from a loss of $13.5 million in 2002.

The Worldwide Specialty business, which represented approximately 43% of total net premiums written for the quarter, reported net premiums written of $319.3 million for the third quarter, an 18% increase over the prior year period. Net premiums earned increased 37% during the quarter. The technical result for the quarter increased to $135.7 million in 2003 compared to a loss of $6.2 million in 2002, which was impacted by the floods in Europe. This unit’s technical ratio of 67.4%, compared to 102.0% for the third quarter of 2002, reflects excellent results across most lines. Loss emergence from prior years continues to be favourable, and our estimate of ultimate liability for prior years was reduced by approximately $25 million, primarily in the aviation, energy and specialty property lines. For the nine-month period, net premiums written increased 31% to $1.2 billion with a technical ratio of 74.0% compared to 84.6% for the comparable period in 2002. The nine-month technical result grew to $290.5 million from $117.8 million in 2002.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

The Life segment, which markets coverages primarily in Europe, Canada and Latin America, and represented approximately 8% of total net premiums written, reported net premiums written of $60.6 million for the quarter, as compared to $33.7 million for the third quarter 2002, representing an increase of 80%. The allocated technical result for the quarter was a gain of $5.5 million, compared to $5.3 million for the comparable period in 2002. For the first nine months of 2003, net premiums written increased 94% to $208.4 million, with an allocated technical result of $15.9 million, compared to $12.4 million for the first nine months of 2002.

Commentary and Outlook

“PartnerRe continues to perform exceptionally well and to date, 2003 has been a very good year for the Company,” Mr. Thiele said. “Our results clearly demonstrate the strength of our financial and technical capabilities, specifically in relation to our broadly diversified book of business and the access and opportunities that we are seeing in the marketplace.

“The plan that we set at the beginning of each year assumes normalized large loss loads. During 2003, and in particular during the third quarter, we have benefited from an unusually low level of large losses, despite a frequency of events.

“As a result, we expect that, barring an unusually large loss event in the fourth quarter, we will comfortably exceed our plan for 2003 of 30% premium growth, a 17% operating ROE and a minimum $5.70 operating earnings per share.”

New Accounting Pronouncement

During the third quarter of 2003, the Company adopted Statement of Financial Accounting Standard No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). As a result of the adoption of SFAS 150, the Company has reclassified its Mandatorily Redeemable Preferred Securities as liabilities on its September 30, 2003 balance sheet, and has left the 2002 balance sheet presentation unchanged. The Company also reclassified distributions related to these securities to interest expense on the income statement for the three months ended September 30, 2003, and has left the 2002 and first half-year 2003 income statement presentation unchanged. This new presentation and these reclassifications have no impact on the Company’s equity, capitalization, book value and results for all periods presented. We understand that the application of SFAS 150 to the Company’s trust preferred securities has been deferred.

___________________________________________

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

The Company uses operating earnings, diluted operating earnings per share and operating return on beginning equity to measure performance, as these measures focus on the underlying fundamentals of our operations without the influence of realized gains and losses from the sale of investments, which is driven by the timing of the disposition of investments and not by our operating performance. For planning purposes, the Company does not anticipate realized investment gains or losses. The Company also uses technical ratio and technical result as measures of underwriting performance. These metrics exclude overhead expenses. All references to per share amounts in this press release are on the basis of fully diluted shares.

_____________________________________________

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health. At year-end 2002, total revenues were $2.7 billion. As of September 30, 2003, total assets were $10.7 billion, total capitalization was $3.1 billion and total shareholders’ equity was $2.5 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe or other large losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

with the Company’s investment portfolio and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd	Citigate Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Jim Barron/Hallie Bozzi
Media Contact: Celia Powell

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

PartnerRe Ltd.
Consolidated Statements of Operations and Comprehensive Income
(Expressed in thousands of U.S dollars, except per share data)
(Unaudited)

	For the three months ended September 30, 2003	For the three months ended September 30, 2003	For the nine months ended September 30, 2003	For the nine months ended September 30, 2003

Revenues
Gross premiums written	$750,305	$575,581	$2,849,198	$1,990,099

Net premiums written	$743,525	$570,108	$2,817,132	$1,957,881
Decrease (increase) in unearned premiums	144,686	61,829	(259,837)	(280,802)

Net premiums earned	888,211	631,937	2,557,295	1,677,079
Net investment income	65,435	60,186	190,910	178,416
Net realized investment gains (losses)	13,110	791	78,566	(13,363)
Other income	2,869	1,540	6,129	3,564

Total Revenues	969,625	694,454	2,832,900	1,845,696

Expenses
Losses and loss expenses including life policy benefits	593,875	531,445	1,704,145	1,225,066
Acquisition costs	198,034	136,965	569,354	361,679
Other operating expenses	62,618	41,030	171,967	117,695
Interest expense	6,113	3,267	12,539	9,693
Net foreign exchange losses (gains)	972	(812)	1,267	5,279

Total Expenses	861,612	711,895	2,459,272	1,719,412

Income (Loss) before distributions related to Trust Preferred
and Mandatorily Redeemable Preferred Securities and taxes	108,013	(17,441)	373,628	126,284
Distributions related to Trust Preferred and Mandatorily
Redeemable Preferred Securities	4,010	6,815	17,640	20,445
Income tax (benefit) expense	(12,862)	3,679	(7,162)	3,929

Net income (loss)	$116,865	$(27,935)	$363,150	$101,910

Preferred dividends	$4,854	$5,000	$24,421	$15,000

Operating earnings (loss) available to common shareholders	$94,656	$(28,159)	$259,783	$109,948

Comprehensive income	$100,138	$27,211	$426,630	$195,710

Per Share Data:
Earnings (Loss) per common share:
Basic operating earnings (loss)	$1.76	$(0.56)	$4.89	$2.19
Net realized investment gains (losses), net of tax	0.33	(0.09)	1.49	(0.46)

Basic net income (loss)	$2.09	$(0.65)	$6.38	$1.73

Weighted average number of common shares
outstanding	53,636.4	50,328.5	53,091.6	50,285.8

Diluted operating earnings (loss)	$1.75	$(0.56))	$4.83	$2.13
Net realized investment gains (losses), net of tax	0.33	(0.09)	1.47	(0.45)

Diluted net income (loss)	$2.08	$(0.65)	$6.30	$1.68

Weighted average number of common and
common equivalent shares outstanding	53,952.0	50,328.5	53,800.9	51,652.7

     PartnerRe Ltd.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars, except per share data and parenthetical share data)

	September 30, 2003 (Unaudited)	December 31, 2002 (Audited)

Assets
Investments and cash
Fixed maturities, at fair value
(amortized cost: 2003, $5,121,130; 2002, $3,998,382)	$5,255,480	$4,145,594
Short-term investments, at fair value
(amortized cost: 2003, $63,889; 2002, $3,787)	63,869	3,801
Equities, at fair value
(cost: 2003, 568,575; 2002, $493,893)	621,216	473,163
Trading securities, at fair value (cost: 2003,$117,031; 2002, $72,998)	123,211	75,284
Cash and cash equivalents, at fair value, which approximates amortized cost	758,478	710,640
Other invested assets	4,102	3,630

Total investments and cash	6,826,356	5,412,112
Accrued investment income	98,556	66,980
Reinsurance balances receivable	1,256,512	994,502
Reinsurance recoverable on paid and unpaid losses	208,820	216,681
Funds held by reinsured companies	825,674	726,722
Deferred acquisition costs	347,276	304,873
Deposit assets	502,857	359,606
Taxes recoverable	94,276	100,002
Goodwill	429,519	429,519
Other	127,423	126,977

Total Assets	$10,717,269	$8,737,974

Liabilities
Unpaid losses and loss expenses	$4,323,685	$3,658,416
Policy benefits for life and annuity contracts	960,371	815,978
Unearned premiums	1,188,288	869,925
Funds held under reinsurance treaties	30,859	32,359
Deposit liabilities	529,596	356,091
Long-term debt	220,000	220,000
Net payable for securities purchased	462,338	190,110
Accounts payable, accrued expenses and other	125,183	117,913
Mandatorily Redeemable Preferred Securities	200,000	-

Total Liabilities	8,040,320	6,260,792

Trust Preferred and Mandatorily Redeemable Preferred Securities	200,000	400,000

Shareholders’ Equity
Common shares (par value $1.00, issued and outstanding:
2003, 53,638,131; 2002, 52,375,938)	53,638	52,376
Preferred shares (par value $1.00, issued and outstanding: 2003, 11,600,000; 2002, 10,000,000;
aggregate liquidation preference, 2003, $290,000,000; 2002, $250,000,000)	11,600	10,000
Additional paid-in capital	1,019,673	977,714
Deferred compensation	(159)	(261)
Accumulated other comprehensive income:
Net unrealized gains on investments, net of tax	153,481	119,605
Currency translation adjustment	(1,216)	(30,820)
Retained earnings	1,239,932	948,568

Total Shareholders' Equity	2,476,949	2,077,182

Total Liabilities, Trust Preferred and Mandatorily Redeemable
Preferred Securities and Shareholders’ Equity	$10,717,269	$8,737,974

Shareholders’ Equity Per Common Share	$40.77	$34.89

Diluted Book Value Per Common and Common Equivalent
Share (assuming exercise of warrants and stock options)	$40.53	$34.02

Number of Diluted Common Shares Outstanding	53,953.7	53,702.3

     PartnerRe Ltd.
Supplementary Information
(in millions of U.S. dollars)
(Unaudited)

	For the three months ended September 30, 2003	For the three months ended September 30, 2003	For the nine months ended September 30, 2003	For the nine months ended September 30, 2003

SEGMENT INFORMATION

NON-LIFE SEGMENT
US Property and Casualty
Net premiums written	$198.6	$125.0	$737.6	$475.1
Net premiums earned	213.1	142.1	623.8	399.2

Loss and loss expense ratio(1)	78.0%	77.9%	72.4%	74.2%
Acquisition expense ratio(2)	24.8	27.9	25.7	26.9

Technical ratio(3)	102.8	105.8	98.1	101.1

Global (Non-US) Property and Casualty
Net premiums written	$165.0	$139.8	$655.4	$450.3
Net premiums earned	193.6	151.0	610.0	410.0

Loss and loss expense ratio(1)	86.0%	89.7%	73.7%	79.4%
Acquisition expense ratio(2)	27.8	23.1	26.1	23.9

Technical ratio(3)	113.8	112.8	99.8	103.3

Worldwide Specialty
Net premiums written	$319.3	$271.6	$1,215.7	$925.0
Net premiums earned	416.3	303.7	1,115.8	766.3

Loss and loss expense ratio(1)	48.8%	83.8%	54.9%	67.1%
Acquisition expense ratio(2)	18.6	18.2	19.1	17.5

Technical ratio(3)	67.4	102.0	74.0	84.6

TOTAL NON-LIFE SEGMENT
Gross premiums written	$687.9	$539.8	$2,631.7	$1,876.1
Net premiums written	682.9	536.4	2,608.7	1,850.4
Net premiums earned	823.0	596.8	2,349.6	1,575.5

Loss and loss expense ratio(1)	65.1%	83.9%	64.4%	72.1%
Acquisition expense ratio(2)	22.4	21.8	22.7	21.5

Technical ratio(3)	87.5	105.7	87.1	93.6
Other overhead expense ratio(4)	7.1	6.3	6.8	6.9

Combined ratio(5)	94.6%	112.0%	93.9%	100.5%

LIFE SEGMENT
Gross premiums written	62.4	$35.8	$217.5	$114.0
Net premiums written	60.6	33.7	208.4	107.5
Net premiums earned	65.2	35.1	207.7	101.6

Life technical result (6)	$(6.6)	$(2.7)	$(20.1)	$(9.5)
Allocated investment income	12.1	8.0	36.0	21.9

Allocated life technical result	$5.5	$5.3	$15.9	$12.4

(1)	Loss and loss expense ratio is obtained by dividing losses and loss adjustment expenses by net premiums earned.

(2)	Acquisition expense ratio is obtained by dividing acquisition costs by net premiums earned.

(3)	Technical ratio is defined as the sum of the loss and loss expense ratio and the acquisition expense ratio.

(4)	Other overhead expense ratio is obtained by dividing other operating expenses by net premiums earned.

(5)	Combined ratio is the sum of the loss and loss expense ratio and the expense ratio. The expense ratio is defined as the sum of the acquisition expense ratio and the other overhead expense ratio.

(6)	Technical result is defined as net premiums earned less losses and loss adjustment expenses and acquisition costs.

     PartnerRe Ltd.
Supplementary Information
(Unaudited)

	For the three months ended September 30, 2003	For the three months ended September 30, 2003	For the nine months ended September 30, 2003	For the nine months ended September 30, 2003

Distribution of Net Premiums Written by
Line of Business:
Non-Life
Property and Casualty
Property	21%	22%	20%	21%
Casualty	18	10	19	14
Motor	9	15	10	12
Worldwide Specialty
Agriculture	6	8	4	6
Aviation/Space	8	10	7	7
Catastrophe	7	7	12	15
Credit/Surety	6	7	5	5
Engineering/Energy	9	9	8	6
Marine	3	3	3	3
Special Risk	5	3	5	5
Other	-	-	-	1
Life	8	6	7	5

Geographic Distribution of Gross Premiums Written:
Europe	42%	36%	41%	36%
North America	44	43	43	46
Asia, Australia and New Zealand	8	12	10	12
Latin America and the Caribbean	5	8	5	5
Africa	1	1	1	1

As at
September 30,
2003

Credit Ratings (Financial Strength Ratings):
Standard & Poor's	AA-
Moodys	Aa3
A.M. Best	A+

	As at September 30, 2003 (in thousands of U.S. dollars)		As at December 31, 2003 (in thousands of U.S. dollars)
Capital Structure:
Debt	$220,000	7%	$220,000	8%
Trust Preferred	200,000	6	200,000	7
Series B Cumulative Redeemable Preferred Shares (PEPS)	200,000	6	200,000	7
8% Series A Cumulative Preferred Shares, aggregate liquidation	-	-	250,000	9
6.75% Series C Cumulative Preferred Shares, aggregate liquidation	290,000	9	-	-
Common Shareholders' Equity	2,186,949	72	1,827,182	69

Total Capital	$3,096,949	100%	$2,697,182	100%

     PartnerRe Ltd.
Supplementary Information
(Unaudited)

		As at September 30, 2003	As at December 31, 2002

Investment Portfolio:
Credit Quality	AAA	49%	56%
	AA	11	13
	A	19	16
	BBB	14	9
	Below Investment Grade	7	6

By Class	U.S. Government	8%	12%
	U.S. Mortgage/Asset Backed	17	16
	U.S. Corporates	26	22
	Foreign Fixed Income	29	27
	Equities and Equity Substitutes	15	13
	Cash (net of pending transactions)	5	10

Expected average duration		3.6 Yrs	3.3 Yrs

Average yield to maturity at market		3.9%	3.5%
(fixed income securities and cash)

Average Credit Quality		AA	AA

	For the three months ended September 30, 2003	For the three months ended September 30, 2003	For the nine months ended September 30, 2003	For the nine months ended September 30, 2003
	(in thousands of U.S. dollars except per share data)
Reconciliation of Net income (loss) to Operating earnings
available to common shareholders:

Net income (loss)	$116,865	$(27,935)	$363,150	$101,910
Less:
Net realized investment gains (losses), net of tax	17,355	(4,776)	78,946	(23,038)
Dividends to preferred shareholders	4,854	5,000	24,421	15,000

Operating earnings (loss) available to common shareholders	$94,656	$(28,159)	$259,783	$109,948

Diluted net income (loss) per common share	$2.08	$(0.65)	$6.30	$1.68
Less:
Net realized investment gains (losses), net of tax, per common share	0.33	(0.09)	1.47	(0.45)

Diluted operating earnings (loss) per common share	$1.75	$(0.56)	$4.83	$2.13

Annualized return on beginning common shareholders' equity
calculated with net income (loss)	24.5%	(8.8)%	24.7%	7.7%
Less:
Net realized investment gains (losses) net of tax	3.8	(1.3)	5.7	(2.1)

Annualized operating return on equity	20.7%	(7.5)%	19.0%	9.8%

     PartnerRe Ltd.
Supplementary Information
(in millions of U.S. dollars)
(Unaudited)

	For the three months ended September 30, 2003	For the three months ended September 30, 2003	For the nine months ended September 30, 2003	For the nine months ended September 30, 2003

Reconciliation of technical result to net income (loss)
US Property and Casualty	$(6.0)	$(8.3)	$12.0	$(4.5)
Global (Non-US) Property and Casualty	(26.8)	(19.3)	1.4	(13.5)
Worlwide Specialty	135.7	(6.2)	290.5	117.8

Non-Life technical result	$102.9	$(33.8)	$303.9	$99.8
Life technical result	(6.6)	(2.7)	(20.1)	(9.5)

Total technical result	96.3	(36.5)	283.8	90.3
Other operating expenses	(62.6)	(41.0)	(172.0)	(117.7)
Net investment income	65.4	60.2	190.9	178.4
Other income	2.9	1.5	6.1	3.6
Interest expense	(6.1)	(3.3)	(12.5)	(9.7)
Net foreign exchange (gains) losses	(1.0)	0.8	(1.3)	(5.3)
Income tax benefit on operating income	8.6	1.9	6.8	5.7
Distribution related to Trust Preferred and Mandatorily Redeemable Preferred Shares	(4.0)	(6.8)	(17.6)	(20.4)
Net realized investment gains (losses), net of tax	17.4	(4.7)	78.9	(23.0)

Net income (loss)	$116.9	$(27.9)	$363.1	$101.9